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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aventine Renewable Energy Holdings, Inc.
120 North Parkway
Pekin, Illinois 61554

April 4, 2008

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Aventine Renewable Energy Holdings, Inc. on Friday, May 2, 2008 at 1:00 p.m., central time, at the Embassy Suites East Peoria Hotel & Conference Center, 100 Conference Center Drive, East Peoria, Illinois 61611. We hope that many of Aventine's stockholders will be able to attend the meeting and we look forward to greeting those in attendance.

        The notice of Annual Meeting and Proxy Statement accompanying this letter describe the specific business to be acted upon.

        It is important that your shares be represented at this meeting. Whether or not you plan to attend in person, you are requested to indicate your vote and sign, date and promptly return the enclosed proxy in the envelope provided.

        On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Aventine. The Board of Directors and the management team look forward to seeing you at the meeting.

Very truly yours,

Bobby Latham Chairman, Board of Directors

Ronald H. Miller President, Chief Executive Officer and Director

Aventine Renewable Energy Holdings, Inc.
120 North Parkway
Pekin, Illinois 61554

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Friday, May 2, 2008

To Our Stockholders:

        Please take notice that the Annual Meeting of Stockholders of Aventine Renewable Energy Holdings, Inc., a Delaware corporation, will be held on Friday, May 2, 2008 at 1:00 p.m., central time, at the Embassy Suites East Peoria Hotel & Conference Center, 100 Conference Center Drive, East Peoria, Illinois 61611 for the following purposes:

  1.)
  To elect three (3) Class III directors to serve a three-year term.

  2.)
  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Aventine for the fiscal year ending December 31, 2008.

  3.)
  To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on March 31, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors

Lynn K. Landman Vice President, General Counsel and Corporate Secretary
Pekin, Illinois April 4, 2008

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 2, 2008

The proxy statement and annual report to stockholders are available at www.aventinerei.com.

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so even if you have already sent in your proxy.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
OF
AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

        This Proxy Statement is furnished in connection with the solicitation by Aventine Renewable Energy Holdings, Inc. ("Aventine") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, May 2, 2008, at 1:00 p.m., central time, at the Embassy Suites East Peoria Hotel & Conference Center, 100 Conference Center Drive, East Peoria, Illinois 61611, or at any adjournment thereof.

INFORMATION CONCERNING THE SOLICITATION AND VOTING

        Our principal executive offices are located at 120 North Parkway, Pekin, Illinois 61554. Our telephone number is (309) 347-9200. The date of this Proxy Statement is April 4, 2008, which is the approximate date on which this Proxy Statement, the accompanying proxy and the Annual Report to Stockholders for the fiscal year ended December 31, 2007, including financial statements, are first being sent or given to stockholders entitled to vote at the meeting.

        This solicitation of proxies is made on behalf of the Board of Directors (the "Board") and the associated cost will be borne by Aventine. We have retained Georgeson, Inc. (the "Solicitor") to assist in the solicitation of proxies. We will pay approximately $7,500 in fees for the Solicitor's services and will reimburse the Solicitor for reasonable out-of-pocket expenses.

        In addition to solicitation by mail and by the Solicitor, we may use the services of our directors, officers, and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket and clerical expenses incurred by them.

Record Date, Voting and Revocability of Proxies

        We had outstanding on March 31, 2008 (the "Record Date"), 41,971,330 shares of Common Stock, par value $0.001 per share (the "Common Stock"), each of which will be entitled to one vote on all matters to be acted upon at the Annual Meeting. Our Amended and Restated By-laws (our "By-laws") provide that the holders of a majority of the shares issued and outstanding, present in person or represented by proxy and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of Common Stock held on the Record Date. If no instructions are given on the executed proxy, the proxy will be voted for all nominees and in favor of all proposals described herein. In addition, by submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any other matter brought before the Annual Meeting. As of the date of this Proxy Statement, we do not know of any other business to be considered at the Annual Meeting.

        The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of all items being submitted to the stockholders for their consideration if a quorum is present and voting. An automated system administered by the transfer agent tabulates the vote. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purposes of determining the presence of a quorum. Each is tabulated separately. Shares voted as abstentions are considered to be present at the Annual Meeting and entitled to vote. They will, accordingly, have the same effect as a vote against a proposal. Broker non-votes, however, are not considered to be entitled to vote on a proposal and accordingly will have no impact on whether a proposal has been approved.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by filing with our Corporate Secretary a written notice revoking it, by presenting at the Annual Meeting a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

EXECUTIVE OFFICERS

        The following table sets forth certain information with respect to each of our executive officers:

Name	Age	Current Position with Aventine
Ronald H. Miller	58	President, Chief Executive Officer and Director
Daniel R. Trunfio, Jr.	46	Chief Operating Officer
Ajay Sabherwal	42	Chief Financial Officer
Lynn K. Landman	37	Vice President, General Counsel and Corporate Secretary

        Ronald H. Miller.    Mr. Miller has been our President, Chief Executive Officer and a director since May 2003 and the President of our subsidiary, Aventine Renewable Energy, Inc., since 2000. Prior to his current position, Mr. Miller served in senior marketing, logistics and development positions at our Company and its predecessors from 1981 to 1999. Between 1971 and 1981, Mr. Miller held roles of increasing responsibility with Texaco. Mr. Miller is currently a director of the Renewable Fuels Association, where he previously served as the Chairman from 1995 to 2001 and from 2005 to 2007 and as Vice Chairman from 2001 to 2005. Mr. Miller is a Class III director.

        Daniel R. Trunfio, Jr.    Mr. Trunfio has been our Chief Operating Officer since March 2007. Prior to joining Aventine, Mr. Trunfio spent 23 years with the Royal Dutch Shell Group in various leadership roles including General Manager and Vice President. Shell is one of the largest bio-fuels marketers in the world and a recognized global leader in second generation bio-fuels technology. Mr. Trunfio most recently led the development and implementation of Shell's first and second generation bio-fuel strategies and operations worldwide. In this role, Mr. Trunfio was responsible for coordinating bio-fuel issues for Shell in the Americas working as a liaison with external stakeholders and governments. In addition, he was also responsible for managing Shell's bio-fuel alliances in the Americas. While at Shell, Mr. Trunfio's experience included positions (both domestic and internationally) in retail sales, marketing, supply, trading, e-commerce, strategy, product development and bio-fuels.

        Ajay Sabherwal.    Mr. Sabherwal has been our Chief Financial Officer since November 2005. Prior to joining Aventine, Mr. Sabherwal was the Executive Vice President, Finance and Chief Financial Officer of Choice One Communications Inc., a telecommunications company, from September 1999 until November 2005. Choice One Communications Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code in October 2004 and emerged from such bankruptcy in November 2004. Mr. Sabherwal was the executive director of institutional equity research for Toronto based CIBC World Markets from June 1996 to September 1999. Prior to joining CIBC World Markets as a senior research analyst in June of 1996, Mr. Sabherwal was the telecommunications analyst for BZW (Barclays de Zoete Wedd) Canada and its successor company from November 1993 until June 1996. Mr. Sabherwal has also held positions at Deloitte Consulting, AT&T Canada and Louis Dreyfus (U.K.).

        Lynn K. Landman.    Ms. Landman joined our team in July 2007, as Vice President, General Counsel and Corporate Secretary. Prior to joining Aventine, Ms. Landman served as Vice President of Mergers & Acquisitions and Business Development with NCR Corporation, a global technology company, in Dayton, Ohio. During her tenure at NCR, Ms. Landman held roles of increasing responsibility within the legal department, including Chief Counsel of Mergers and Acquisitions and Chief Counsel of Corporate Real Estate. Prior to joining NCR in 2002, Ms. Landman held legal positions with Motorola, Inc. as well as several Chicago law firms. Ms. Landman holds a Juris Doctorate from the Chicago-Kent College of Law and an MBA from the Weatherhead School of Management, Case Western Reserve University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information with respect to the beneficial ownership of our shares as of March 31, 2008 by (a) any person or group who beneficially owns more than five percent of our Common Stock, (b) each of our directors and named executive officers and (c) all directors and executive officers as a group. The percentage of beneficial ownership is based on 41,971,330 shares outstanding.

        Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them, based on information provided to us by such stockholders.

Beneficial holders	Number of shares beneficially held(7)		Percentage of beneficial ownership
Aventine Renewable Energy Holdings, LLC(1)(2) c/o Metalmark Capital LLC, 1177 Avenue of the Americas, 40th Floor, New York, NY 10036	11,833,495		28.2%
BlackRock, Inc.(2) 40 East 52nd Street, New York, NY 10022	4,434,550		10.6%
Barclays Global Investors, N.A.(2) 45 Fremont Street, San Francisco, CA 94105	3,332,839		7.9%
FMR LLC(2) 82 Devonshire Street, Boston, MA 02109	2,500,000		6.0%
Ronald H. Miller	613,096	(3)	1.5%
William J. Brennan	122,487	(3)	*
Ajay Sabherwal	164,336	(3)	*
Jerry L. Weiland	86,825	(3)	*
Daniel R. Trunfio, Jr.	53,106	(3)	*
John Gray	76,000	(3)	*
Bobby L. Latham(6)	2,184	(4)	*
Farokh S. Hakimi	3,572	(4)	*
Wayne D. Kuhn(6)	4,684	(4)	*
Richard A. Derbes(6)	3,184	(4)	*
Arnold M. Nemirow	1,405	(4)	*
Leigh J. Abramson(5)	2,184	(4)	*
Michael C. Hoffman(5)	2,184	(4)	*
All directors and executive officers as a group (11 persons)	849,935		2.0%

*
Less than 1%.

(1)
Morgan Stanley Dean Witter Capital Partners IV, L.P. ("MSDW IV"), MSDW IV 892 Investors, L.P. ("MSDW 892"), Morgan Stanley Dean Witter Capital Investors IV, L.P. ("MSDW Capital Investors"), MSDW Capital Partners IV, LLC and MSDW Capital Partners IV, Inc., which we refer to collectively as the "MSCP Funds", hold in the aggregate approximately 96.2% of the voting units of Aventine Renewable Energy Holdings, LLC ("Aventine Holdings LLC"). In July 2004, Morgan Stanley Investment Management Inc. entered into definitive agreements under which Metalmark Subadvisor LLC, an affiliate of Metalmark Capital LLC, manages certain of the MSCP Funds on a subadvisory basis. As a result, Metalmark may be deemed to control our management and policies. In January 2008, substantially all of the employees of Metalmark became employees of Citi Alternative Investments Inc., although Metalmark remains an independent entity owned by those individuals and continues to manage the applicable MSCP funds on a subadvisory basis. Investment and voting decisions with respect to our shares held by Aventine Holdings LLC are made by the investment committee of Metalmark Subadvisor LLC. The members of the investment committee of Metalmark Subadvisor LLC, as set forth in Metalmark Subadvisor LLC's Form ADV filed with the Commission, include: Messrs. Leigh Abramson, Kenneth Clifford, Howard Hoffen, Michael Hoffman, Gregory Myers, Jeffrey Siegal and Fazle Husain. MSDW IV may be deemed to indirectly beneficially own 9,837,908 shares of the reported securities and MSDW 892 may be deemed to indirectly beneficially own 839,340 shares of the reported securities, in each case by virtue of their direct ownership interest in Aventine Holdings LLC. Metalmark may be deemed to have beneficial ownership of 10,684,062 shares of the reported securities, including the 10,677,248 shares indirectly beneficially owned by MSDW IV and MSDW 892. MSDW Capital Investors may be deemed to indirectly beneficially own 269,172 shares of the reported securities through its direct ownership interest in Aventine Holdings LLC. MSDW Capital Partners is the general partner of MSDW Capital Investors. MSDW Inc. is the institutional managing member of MSDW Capital Partners. By virtue of these relationships, each of MSDW Capital Partners and MSDW Inc. may be deemed to have beneficial ownership of the 269,172 shares of the reported securities indirectly beneficially owned by MSDW Capital Investors. MSDW IV, MSDW 892, MSDW Capital Investors, MSDW Capital Partners, MSDW Inc. and Metalmark each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein.

(2)
As disclosed on the Schedule 13G filed on: (i) February 14, 2008 by Aventine Holdings LLC, (ii) February 8, 2008 by BlackRock, Inc., which claims shared voting and investment power, on behalf of itself and BlackRock Advisors LLC, BlackRock Capital Management, Inc., Blackrock Investment Management LLC, Blackrock (Channel Islands) Ltd. and BlackRock Investment Management UK Ltd, each of which are subsidiaries of BlackRock, Inc. and hold shares of the securities being reported, (iii) January 10, 2008 by Barclays Global Fund Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG; and (iv) February 13, 2008 by FMR LLC on behalf of Fidelity Management & Research Company and Fidelity Mid Cap Stock Fund.

(3)
All such shares represent shares underlying options exercisable within 60 days of March 31, 2008, except for Mr. Miller who is the beneficial owner of 35,129 shares in addition to any shares underlying options and Mr. Trunfio who also holds restricted shares as discussed below. In the case of Mr. Miller, excludes 570,580 shares not exercisable within 60 days; in the case of Mr. Brennan, excludes 104,068 shares not exercisable within 60 days; in the case of Mr. Weiland, excludes 41,885 shares not exercisable within 60 days, in the case of Mr. Sabherwal, excludes 380,672 shares not exercisable within 60 days, in the case of Mr. Gray, excludes 146,000 shares not exercisable within 60 days, and in the case of Mr. Trunfio, excludes 240,000 shares underlying options not exercisable within 60 days and 52,425 restricted shares not vesting within 60 days.

(4)
Does not include restricted stock units held by the following non-employee directors that are not settleable within 60 days of March 31, 2008: Mr. Latham, 2,560; Mr. Hakimi, 2,560; Mr. Kuhn, 2,560; Mr. Derbes, 2,560; Mr. Abramson, 2,560; Mr. Hoffman, 2,560; and Mr. Nemirow, 3,895.

(5)
Messrs. Abramson and Hoffman are employees of Metalmark and disclaim beneficial ownership of the shares owned by Aventine Holdings LLC.

(6)
Messrs. Latham and Kuhn hold 600 and 100 voting units, respectively, in Aventine Holdings LLC, which represents approximately 1.4% of the outstanding voting units. Messrs. Derbes, Latham and Kuhn also hold non-voting units in Aventine Holdings LLC. The non-voting units beneficially owned by Mr. Latham are held by BLL Energy, LLC of which Mr. Latham is the managing director.

(7)
None of the shares held by the directors or named executive officers have been pledged as security.

PROPOSAL ONE
ELECTION OF DIRECTORS

        The Board has nominated Messrs. Abramson, Kuhn and Miller to be elected as Class III directors, each for a three-year term, expiring in 2011. If elected, each nominee will hold office until his term expires and until his successor is elected and qualified. The Board knows of no reason why these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person for director as the Board may recommend in the place of such nominee. THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE THREE NOMINEES LISTED BELOW.

Information Regarding Nominees

        Our By-laws provide for a Board comprised of between three and eleven directors divided into three classes of directors serving staggered three-year terms. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. As a result, approximately one-third of the Board is elected each year. Directors hold office until their terms expire and their successors have been elected and qualified.

        Currently, the Board has eight directors: the Class I directors are Messrs. Hakimi and Latham; the Class II directors are Messrs. Derbes, Hoffman and Nemirow; and the Class III directors are Messrs. Abramson, Kuhn and Miller.

Nominees for Election as Class III Directors:

Name	Age	Principal Occupation During the Past Five Years
Leigh J. Abramson	39	Mr. Abramson has been a director since May 2003. He is a Managing Director of Metalmark Capital LLC and a Managing Director of Citi Alternative Investments Inc. He joined Morgan Stanley in 1990 and Morgan Stanley Capital Partners in 1992. Mr. Abramson is a director of Aqua Management, Concert Capital, CP Power and SynQor and is also a director of several private companies.
Wayne D. Kuhn	72
		Mr. Kuhn has been a director since May 2003. He is currently engaged as a consultant in the chemical industry. He was a partner in Sorgenti Investment Partners, a chemical expertise group that explores investment opportunities in the chemical industry, from 1997 to 2007. Mr. Kuhn spent 30 years at Arco and was instrumental in developing Arco's position as the world's largest manufacturer of MTBE, a gasoline additive. He retired as Vice President of Arco where he was in charge of a $3 billion worldwide business which included Arco's commodity chemicals for the urethane industry as well as specialty chemicals.

Ronald H. Miller	58
Mr. Miller has been a director since May 2003. Mr. Miller has been our President and Chief Executive Officer since May 2003 and the President of our subsidiary, Aventine Renewable Energy, Inc., since 2000. Prior to his current position, Mr. Miller served in senior marketing, logistics and development positions at our Company from 1981 to 1999. Between 1971 and 1981, Mr. Miller held roles of increasing responsibility with Texaco. Mr. Miller is currently a director of the Renewable Fuels Association, where he previously served as the Chairman from 1995 to 2001 and from 2005 to 2007 and as Vice Chairman from 2001 to 2005.

Incumbent Directors Whose Terms Will Expire in 2009:

Name	Age	Principal Occupation During the Past Five Years
Bobby L. Latham	67	Mr. Latham has been Chairman of the Board since May 2003. He is currently a Managing Director of Amaryn Group LLC, a partnership formed to explore investment opportunities in the chemical and manufacturing industries. From 1995 to 2000, Mr. Latham served as a consultant to MSLEF II portfolio companies. From 1994 to 1995, he served as a Senior Vice President at Terra Nitrogen Corp. From 1991 to 1994, Mr. Latham served as Chief Operating Officer of Beaumont Methanol Corp. From 1990 to 1994, he served as Chief Operating Officer of Agricultural Minerals Corp. Mr. Latham has twenty three years experience in methanol and fertilizer manufacturing as well as significant experience in strategic and operational planning. He has also worked with the MSCP funds in evaluating numerous investment opportunities. Mr. Latham is also a director of Terphane, a manufacturer of special polyester films.
Farokh S. Hakimi	59
		Mr. Hakimi has been a director since May 2006. Since August 2006, he has held the position of President and CEO of Viridian Resources, LLC, a private US-based start-up company involved in development of new technology for recovery of nickel and cobalt from low grade deposits. Prior to that, he was Executive Vice President of Inco Limited, a mining and metal company, from November 2005 until March 2006. From March 2002 until November 2005, he served as Executive Vice President and Chief Financial Officer, having previously served as Inco's Chief Development Officer from January 2002 until March 2002. Mr. Hakimi was Vice President and Chief Financial Officer of Rio Algom Limited, a global mining and metals company based in Toronto, Ontario from January 2000 until July 2001.

Incumbent Directors Whose Terms Will Expire in 2010:

Name	Age	Principal Occupation During the Past Five Years
Richard A. Derbes	61	Mr. Derbes has been a director since May 2003. He was head of Morgan Stanley's Investment Banking client coverage for the Chemical Industry from 1986 until he retired in December 2001 (except for about a year and a half in 1993-1994, when he was with Gleacher & Co.). Prior to that, he was a sell-side equity research analyst for Morgan Stanley and other investment banks, from 1976 until 1985. Mr. Derbes has been an advisor to the MSCP funds on numerous chemical investment opportunities. He was a member of the Institutional Investor All-American Team for the chemical industry for nine years.
Michael C. Hoffman	45
		Mr. Hoffman has been a director since January 2006. He is a Managing Director of Metalmark Capital LLC and a Managing Director of Citi Alternative Investments Inc. He joined Morgan Stanley & Co. Incorporated in 1986 and worked in the firm's Strategic Planning Group prior to joining Morgan Stanley Capital Partners in 1990. Mr. Hoffman is a Director of American Color Graphics, Inc., Hunter Defense Technologies and EnerSys. Mr. Hoffman was previously a director of Aventine from 2003 until 2005.
Arnold M. Nemirow	65
		Mr. Nemirow has been a director since March 2007. Mr. Nemirow retired in 2006 as Chairman, President and Chief Executive Officer of Bowater Incorporated, a major producer of forest products, based in Greenville, South Carolina. He became Chief Executive Officer of Bowater in 1995 and Chairman in 1996. He served as President of Bowater beginning in September 1994 and served as Chief Operating Officer of Bowater from September 1994 through February 1995.

Board Meetings and Committees

        During 2007, the Board held 12 meetings. Each of the directors attended at least 80% of the aggregate number of Board and committee meetings of which the director was a member during 2007. Aventine does not have a formal policy requiring members of the Board to attend the Annual Meeting, although all directors are strongly encouraged to attend. Five of the eight directors were present at the 2007 Annual Meeting of Stockholders.

        Messrs. Kuhn, Abramson and Nemirow currently serve as members of the Compensation Committee. The responsibilities of the Compensation Committee are described under "Compensation Committee Procedure and the Compensation Consultant". The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the New York Stock Exchange ("NYSE"). The Compensation Committee held 6 meetings during 2007.

        Messrs. Hakimi, Derbes and Nemirow currently serve as members of the Audit Committee. The Audit Committee of the Board is responsible for providing independent, objective oversight of Aventine's accounting functions and internal controls and procedures. The Board has determined that all of the members of the Audit Committee are independent. The Board has determined that Messrs. Hakimi, Derbes and Nemirow are financially literate within the meaning of the Securities and Exchange Commission ("SEC") regulations and the listing standards of the NYSE. The Board has also determined that Messrs. Hakimi and Derbes are each qualified as an audit committee financial expert within the meaning of the regulations of the SEC and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Audit Committee held 13 meetings during 2007.

        Messrs. Abramson and Kuhn currently serve as members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for: (i) identifying qualified individuals for Board membership and recommending to the Board director nominees for election; (ii) recommending directors for appointment to Board committees; (iii) making recommendations to the Board as to determinations of director independence; (iv) overseeing the evaluation of the Board and developing and recommending to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics for the Company; and (v) overseeing compliance with such Guidelines and Code. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE. The Nominating and Corporate Governance Committee held 3 meetings during 2007.

        The charters of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics that applies to our directors, officers and employees (including our chief executive officer, chief financial officer, chief accounting officer, controller or other persons performing similar functions), are available on our website (www.aventinerei.com) or in print upon written request at no charge. If we amend or grant any waivers under the code that are applicable to our chief executive officer, our chief financial officer, or our chief accounting officer and that relate to any element of the SEC's definition of a code of ethics, which we do not anticipate doing, we will promptly post that amendment or waiver on our website, www.aventinerei.com, under "Corporate Governance".

Independence

        The Board has affirmatively determined that Messrs. Abramson, Derbes, Hakimi, Hoffman, Kuhn and Nemirow are all independent of Aventine and its management under the listing standards of the NYSE. In making such determination, the Board took into account the matters described in this Proxy Statement under "—The MSCP Funds and Metalmark Capital LLC".

Director Compensation

        Our compensation program for non-employee directors consists of:

Cash Compensation

  •
  $35,000 annual cash retainer, payable in equal quarterly installments;

  •
  Additional $65,000 annual retainer to the Chairman of the Board;

  •
  Additional committee chair retainers of $10,000 per year for the Chair of the Audit Committee and $5,000 for other Committee Chairs;

  •
  $1,500 per Board meeting attended ($750 for telephonic meetings); and

  •
  $750 per committee meeting attended, either in person or via phone.

Equity Compensation

  •
  Annual grants totaling $35,000 in restricted stock units (RSUs). These RSUs vest after one year.

  •
  One-time initial grant to newly elected directors of $75,000 in RSUs, subject to three-year vesting. The annual grant of RSUs totaling $35,000 will not be made in the year of initial election.

  •
  After vesting, RSUs must be held for the duration of a director's Board service, and they will only be converted into shares after retirement or other termination.

        The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Board in 2007:

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)	Total Compensation($)
Bobby Latham	114,250	29,289	143,539
Farokh Hakimi	68,250	53,539	121,789
Leigh Abramson(1)	61,000	29,289	90,289
Wayne Kuhn	61,000	29,289	90,289
Richard Derbes	57,500	29,289	86,789
Michael Hoffman(1)	56,750	29,289	86,039
Arnold Nemirow	37,500	20,208	57,708

(1)
Cash fees paid to Messrs. Abramson and Hoffman are paid directly to Metalmark Capital LLC.

(2)
Represents the dollar amount recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("FAS 123R") with respect to fiscal 2007 for restricted stock and RSU awards, disregarding estimated forfeitures related to service-based vesting conditions. The grant date fair value of RSUs granted in 2007 was $35,000 for all directors except for Mr. Nemirow, whose award had a grant date fair value of $75,000. No shares of restricted stock were granted to directors in fiscal 2007.

The aggregate number of unvested shares of restricted stock and RSUs outstanding as of December 31, 2007 for each director was as follows: Abramson—3,036 shares, Hoffman—3,036 shares, Latham—3,036 shares, Derbes—3,036 shares, Kuhn—3,036 shares, Hakimi—3,961 shares, and Nemirow—4,216 shares.

Director Ownership Policies

        Our non-employee directors are subject to ownership requirements to hold 5,000 shares of Common Stock within five years of the later of January 1, 2006 (the date the policy was adopted) or initial election. Like our employee stock ownership requirement, until the director ownership requirement is met in full, the director may not sell shares acquired from Aventine's compensation programs, other than to satisfy minimum withholding obligations at the time of exercise or settlement or to satisfy the exercise price with respect to an option. Our director compensation program also facilitates ownership among directors by requiring that the RSUs granted to directors be held for the duration of each director's Board service.

Related Person Transactions

        Aventine has adopted a policy governing the review and approval of related person transactions that may require disclosure. Potential related person transactions are identified based on information provided by our directors and executive officers and submitted to the Audit Committee for review. The Audit Committee will consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefits, if any, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person's direct or indirect interest in the transaction and the actual or apparent conflict of interest of the related person, in determining whether to approve or ratify a transaction. The terms of the policy provide that the Audit Committee will not approve or ratify a related person transaction unless it has determined in good faith that the transaction is in, or not inconsistent with, the best interests of Aventine and its stockholders.

The MSCP Funds and Metalmark Capital LLC

        Through their ownership of Aventine Holdings LLC, the MSCP funds beneficially own approximately 28.2% of our outstanding Common Stock. Metalmark Subadvisor LLC, an affiliate of Metalmark, an independent private equity firm established by former principals of Morgan Stanley Capital Partners, manages certain MSCP funds on a subadvisory basis. In January 2008, substantially all of the employees of Metalmark became employees of Citi Alternative Investments Inc., although Metalmark remains an independent entity owned by those individuals and continues to manage the applicable MSCP funds on a subadvisory basis. Two of our directors, Messrs. Abramson and Hoffman, are currently employees of both Metalmark and Citi Alternative Investments Inc.

        As a result, Metalmark may be deemed to control our management and policies. Metalmark may have an interest in pursuing transactions that, in their judgment, enhance the value of the applicable funds' equity investment in Aventine, even though those transactions may involve risks to you as a stockholder. In addition, circumstances could arise under which the interests of Metalmark could be in conflict with the interests of our other stockholders. For example, Metalmark has and may in the future make significant investments in other companies, some of which may be competitors. Metalmark is not obligated to advise us of any investment or business opportunities of which they are aware, and they are not restricted or prohibited from competing with us.

Executive Sessions and Lead Director

        It is the policy of the Board to hold an executive session of the non-management directors at each Board meeting without management participation. Mr. Latham, the Chairman of the Board, presides over these executive sessions. Information on how to communicate with Mr. Latham or non-management directors is provided under "Communications to the Board of Directors, the Committees and Non-Management Directors" below.

Communications to the Board of Directors, the Committees and the Non-Management Directors

        Stockholders and other parties interested in communicating directly to the Board, any committee, the lead director or the non-management directors may do so by writing to the address listed below.

  Aventine Renewable Energy Holdings, Inc.
   [Addressee]
  120 North Parkway
  PO Box 1800
  Pekin, Illinois 61555-1800

        The "Addressee" description will allow Aventine to direct the communication to the intended recipient. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

The Director Nomination Process

        The Nominating and Corporate Governance Committee will consider all stockholder recommendations for potential Board candidates. In addition to considering candidates suggested by stockholders, the Nominating and Corporate Governance Committee considers candidates recommended by current directors, company officers, employees and others. The Nominating and Corporate Governance Committee may also from time to time retain one or more search firms to identify candidates.

        Aventine's Corporate Governance Guidelines describe the general qualifications for directors. In addition, directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a Board representing diverse experience in areas relevant to Aventine's activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

        The Nominating and Corporate Governance Committee will evaluate each candidate for nomination, including incumbents and those suggested by stockholders, based on the same criteria. The Nominating and Corporate Governance Committee's review is typically based on any written materials provided with respect to the candidate. The Nominating and Corporate Governance Committee determines whether the candidate meets Aventine's general qualifications and specific qualities for directors and whether requesting additional information or an interview is appropriate.

        Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee should provide written notice of such recommendation to the following address: Aventine Renewable Energy Holdings, Inc., 120 North Parkway, PO Box 1800, Pekin, Illinois, 61555-1800, Attn: Corporate Secretary. Any recommendation by a stockholder of a candidate must include the same information, and be submitted in the same time frame, as would be required under our By-laws if the stockholder were nominating the candidate directly.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Program Objectives

        Our compensation programs are designed to achieve the following objectives:

  •
  Attract and retain top management talent;

  •
  Link compensation realized to the achievement of Aventine's short-term and long-term financial and strategic goals;

  •
  Align management and stockholder interests by encouraging long-term stockholder value creation;

  •
  Maximize the financial efficiency of the programs from tax, accounting, cash flow and share dilution perspectives; and

  •
  Support important corporate governance principles and comply with best practices.

Target Competitive Positioning

        Our compensation programs are designed to link pay to performance. Aside from base salaries, all other compensation components are tied to performance. We position target base salaries and total direct compensation opportunities between the 25th percentile and median of our comparator group (as described in more detail below), to recognize that Aventine is smaller than the typical peer company, but growing rapidly. Actual realized compensation may be above or below the targeted level, depending on our achievement of short-term and long-term financial and strategic goals. We structure our programs to provide the appropriate balance between cash and equity compensation, and short-term and long-term incentives, to further the program objectives identified above.

Compensation Committee Procedure and the Compensation Consultant

        The Compensation Committee of the Board is responsible for determining the nature and amount of compensation for Aventine's executive officers and directors. The Compensation Committee consists of three non-employee directors: Wayne D. Kuhn (Chair), Leigh J. Abramson, and Arnold M. Nemirow. The charter of the Compensation Committee gives the Compensation Committee the ability to delegate its authority to subcommittees or the Chairman of the Compensation Committee when it deems appropriate and in the interest of Aventine. The Compensation Committee does not, however, delegate its authority with respect to named executive officer ("NEO") compensation.

        Since 2006, the Compensation Committee has engaged Frederic W. Cook & Co. ("Cook") as its independent compensation consultant. Cook does no work for management without the consent of the Compensation Committee chair, receives no compensation from Aventine other than for its work in advising the Compensation Committee, and maintains no other economic relationships with Aventine. While the Compensation Committee values the advice of its independent consultant, the Compensation Committee may choose to take a different approach than that recommended by the consultant for various reasons.

        In 2006, Cook performed a comprehensive review of Aventine's executive compensation program in terms of design and compensation levels. The review included a total direct compensation analysis for nine executive positions; a carried-interest ownership analysis for the five highest paid executives; and aggregate share usage, fair value transfer, and potential dilution analyses. The results of the competitive review and Cook's preliminary recommendations for the 2007 compensation program were presented and discussed at the October 31, 2006 Board meeting. The Compensation Committee plans to update this competitive review in 2008.

        During the competitive review, Aventine's compensation practices were compared to those of a peer group of 15 public companies in related or similar industries. These companies include:

Alon USA	Holly Corp.	Pacific Ethanol
Andersons, Inc.	Lubrizol	Penn Virginia
Corn Products	Methanex	Terra Industries
Forest Oil	MGP Ingredients	Verasun
Giant Industries	NewMarket Corp.	Western Refining

        The findings from the competitive review indicated that:

  •
  Executive cash compensation (base salary and annual bonus) was generally below the 25th percentile of the peer group;

  •
  Overall, senior executives had high levels of carried-interest ownership in the form of options, but little in the form of owned shares;

  •
  The three-year average historical annual share usage and fair value transfer were high relative to the peer companies, which is common among companies like Aventine in the years prior to an initial public offering. This high level of equity compensation share usage somewhat balanced our below-market cash compensation levels; and

  •
  Total potential dilution from equity compensation, including grants outstanding and shares available for future grants, was at the peer group median.

        At the time comparisons were made, Aventine ranked between the 25th percentile and median of this peer group in market capitalization, sales, and net income. This is why the Compensation Committee decided to position our individual target compensation levels between the 25th percentile and median of the peer group. Compensation levels were, however, below the desired competitive position. The Compensation Committee found that increases to base salaries and annual incentive opportunities would be necessary to achieve target compensation between the 25th percentile and median. The Compensation Committee decided, beginning in 2006, to increase base salaries over a two-year period and increase annual incentive opportunities over a three-year period. The Compensation Committee intends to conduct another market study during 2008 to reassess Aventine's competitive positioning relative to peers.

Input of Executive Officers on Compensation

        As part of the process of assessing the effectiveness of Aventine's compensation programs during the 2006 study, Cook had discussions with the Chief Executive Officer ("CEO") regarding strategic goals and the manner in which the compensation plans should support these goals. In addition, as part of the process of gathering background data on Aventine's historical and current compensation practices, Cook also interacted with the Chief Financial Officer, Chief Accounting & Compliance Officer, and the Vice President—Business Resources & Administration.

        On an ongoing basis, the Compensation Committee receives input from the CEO on the personal performance achievements of the executives who report to him. This individual performance assessment determines a portion of the annual compensation for each executive. In addition, the CEO provides input on salary increases, incentive compensation opportunities, and long-term incentive grants for the executives who report to him, which the Compensation Committee considers when making executive compensation decisions. The Compensation Committee does its own performance review of the CEO, and discusses it with the full Board.

        In addition, management provides input into our compensation programs by establishing annual plans and budgets. These are then reviewed and approved by the Board, as the performance goals used in our compensation programs are tied to these annual plans and budgets.

Compensation Elements

        Our compensation program has the following elements:

  •
  Base salary;

  •
  Annual incentives (cash bonuses);

  •
  Long-term incentives; and

  •
  Benefits and perquisites.

Base Salary

        We pay base salaries because some minimum level of fixed compensation is necessary to attract and retain executive talent. Our base salaries are reviewed annually and are generally targeted between the competitive 25th percentile and median, but may deviate from this competitive position based on the scope of the individual's role in the organization, his or her level of experience in the current position, and individual performance. In 2007, the Compensation Committee decided to adjust base salaries for the named executive officers ("NEOs") as part of the desire to bring base salaries to our desired competitive position relative to the market data over a two-year period. These adjustments represented the second year of the two-year adjustment period that began after the competitive review conducted in 2006. Based on the data from this review, we believe that none of the NEOs' salaries deviates significantly from the desired competitive positioning. The Compensation Committee intends to conduct another market study during 2008 to reassess our competitive positioning relative to peers. The base salaries for the NEOs are as follows:

Executive	2007 Starting Salary		Current 2008 Salary*
Ronald H. Miller	$325,000		$375,000
Daniel R. Trunfio		(1)	300,000
Ajay Sabherwal	237,000		252,000
William J. Brennan	175,000		180,000
John R. Gray	170,000		180,000
Jerry Weiland	180,000		180,000

*
The date of any increase for all NEOs was June 1, 2007.

(1)
Mr. Trunfio commenced employment on March 19, 2007.

Annual Incentives

        Our annual bonus program is designed to provide executives with incentives to achieve our short-term (annual) operational goals. Each year the Compensation Committee reviews our annual business plan and discusses which performance measures and what weighting of measures would most effectively drive our executives to achieve the desired business results. The goals established for each performance measure tie back to our business plans and budgets. For 2007, the annual incentive performance measures were weighted 55% by reference to specified financial measures (EBITDA and the percentage in stock price growth compared to our peers) and 45% by reference to various operational measures relating to equity production (measured in gallons), alliance production growth

(measured in gallons), pricing versus competitors and milestones with respect to the signing of a new construction contract. With respect to EBITDA, the Compensation Committee set threshold, target and stretch goals of $94 million, $109 million and $130 million, respectively. The threshold, target and stretch goals for our relative stock price metric were set by the Compensation Committee at 0%, 5% and 10%, respectively. In 2007, threshold performance was not achieved with respect to either of the financial measures, the equity production operational performance metric, and performance on pricing versus competitors. Performance on the new construction contract signing metric was between threshold and target, and alliance production growth exceeded the stretch goal. Refer to footnote 7 of the Summary Compensation Table for more detail on each executive's earned bonus relative to target incentive opportunities.

Long-Term Incentive Compensation

        Long-term incentive compensation for executives is provided in the form of equity grants from the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan, as amended and restated (the "Plan"). Prior to 2007, executives had been granted only stock options. Several executives were granted options in 2003, when the Plan was approved. Subsequent grants were made to selected executives on several different dates in 2004 and 2005 (pre-IPO) and in 2006 (post-IPO), but no regular granting schedule had been established.

        Beginning in 2007, we commenced an ongoing long-term incentive program under the Plan. This program provides grants of a combination of stock options and performance shares. The Compensation Committee decided not to make additional stock option grants in 2007 to Messrs. Miller, Sabherwal, Brennan, Gray, and Weiland. The Compensation Committee believed that these executives had sufficient option holdings necessary to motivate them to increase stockholder value over the long term. We granted Mr. Trunfio stock options in 2007 as part of his hiring package.

        On the other hand, the Compensation Committee decided that all executives should participate in the performance share program (described in more detail below) to ensure that the entire executive team would be focused on the same operational objectives. The Compensation Committee considered the following factors when determining the target performance share amounts for each executive: the competitive market data provided in Cook's competitive review, each executive's performance and relative importance to the organization, the impact each executive might have on the long-term performance of the Company, and internal equity considerations.

        Performance shares are stock units that will be converted to common shares, to the extent earned, at the end of a three-year performance cycle. Our first performance cycle began January 1, 2007 and will end January 1, 2010. Under this performance share program, each participant has a target award expressed as a number of shares, with a payout opportunity range of 0% to 150% of the target, depending on our performance in terms of total gallons of ethanol produced during the third year of the performance period (January 1, 2009 through January 1, 2010). The target goal is achievement of 430 million gallons of production during calendar 2009.

        We believe the use of performance shares in combination with stock options has the following advantages:

  •
  Creates balance and durability in the long-term incentive plan.  Stock options which provide incentives to create stockholder value are balanced by performance shares, which are designed to provide incentives to achieve certain multi-year operational goals that are not dependent on share price.

  •
  Increases the overall retention value.  The multi-year nature of our long-term incentive programs (multi-year vesting of stock options and multi-year performance measurement for the performance shares) fosters retention of key talent. In addition, performance shares counter-balance the retention disincentive that may occur if stock options are out of the money.

  •
  Maximizes the incentive to perform at the highest level.  The performance shares provide clear direction to our executives to achieve common operational objectives (i.e., attain a specified level of production volume). Our stock options provide incentives to our executives to make decisions and perform in such a way that will also result in increased share price and long-term stockholder value creation.

  •
  Fosters commonality of interests between management and stockholders.  All of our long-term incentives are equity-based, which promotes an ownership mentality among management, thereby aligning management's interests with those of stockholders.

Timing of Awards

        The Compensation Committee believes that establishing fixed grant dates for the award of equity grants, to the extent possible, is an important measure to ensure the integrity of the award granting process. Accordingly, each annual grant and off-cycle grant of equity-based compensation shall be awarded on a pre-determined date, as follows:

  •
  Annual Grants.  The date of grant shall be the third trading day of the "Window" as described in Aventine's Statement of Policy Concerning Trading Policies immediately following Aventine's earnings release with respect to the fourth quarter. Annual awards shall be approved on the grant date or approved in advance with an effective date as of the grant date.

  •
  Off-Cycle Grants.  In addition to annual grants, the Compensation Committee may approve other grants (referred to as "off-cycle" grants) in situations where Aventine is seeking to attract a senior level hire or recognize employees for certain achievements. Off-cycle grants shall be deemed to be granted on the third trading day of the "Window" next following the date the grant is approved by the Compensation Committee (and, if applicable, the Board of Directors).

  •
  Other Awards.  With respect to awards other than the annual grants or off-cycle grants, the grant date shall be the date the award is approved, or such later specified date as the Compensation Committee (and, if applicable, the Board of Directors) shall designate in the approval. If action is taken by written consent in lieu of a meeting, the date of the Compensation Committee's action shall be the date that the last member of the Compensation Committee has executed the consent and the date of the Board of Directors' action shall be the date that the last member of the Board (with any Director who is a Section 16 Officer abstaining) has executed the consent.

        Our policy prohibits us from purposely accelerating or delaying the public release of material information in consideration of a pending equity grant in order to allow the grantee to benefit from a more favorable Aventine stock price. We are aware, however, that a release of information by Aventine in close proximity to an equity grant could create the appearance of an effort to time the announcement to a grantee's benefit, even if no such benefit was intended. Accordingly, our policy states that management shall advise the Compensation Committee whenever it is aware that material, non-public information is planned to be released to the public in close proximity to the grant of an equity-based compensation award.

Benefits and Perquisites

        The NEOs participate in the same benefits programs as other Aventine employees, including health and dental insurance programs, group term life insurance, short-term disability coverage, business travel accident insurance, and our tax-qualified 401(k) plan. We have no supplemental retirement plans or pension plans and we have no intentions of implementing any such plans in 2008. We generally do not provide any executive perquisites. However, we have paid relocation expenses (e.g., moving expenses, temporary living expenses) in connection with hiring new executives.

Employment Agreements, Severance and Changes in Control

        Other than the employment offer letters for Messrs. Trunfio and Sabherwal, we have no employment or severance agreements in place with any NEO. The terms provided for in these offer letters were what we deemed necessary to provide in order to recruit these executives and were established through arms-length negotiations. We do not have a formal severance plan, nor do we have a change-in-control severance program. However, if there is a "Sale of the Company" as defined in the Plan, all unvested stock options from grants made prior to March 19, 2007 will become vested. Starting with grants made after March 19, 2007, our Plan uses "double-trigger" vesting acceleration of equity grants upon a change-in-control. That is, vesting of equity grants will only accelerate upon a change-in-control if the successor organization does not assume, convert or replace the awards, or if the participant is terminated without cause or resigns for "good reason" within 24 months of the change-in-control. We believe the "double-trigger" vesting acceleration is fair to both employees and stockholders. A double trigger supports stockholder interests by maintaining retention value and avoiding windfalls to executives whose jobs remain unaffected by a change in control, while still being fair to executives who are terminated without cause or whose equity compensation is cancelled by the successor organization.

Ownership Guidelines

        We established an executive stock ownership policy at the time of our initial public offering. We require that within five years, our executives must own Aventine common equity equal in value to a multiple of base salary as follows:

Position Level	Ownership Requirement
CEO	6x base salary
SVP/COO/CFO	4x base salary
Vice President/CAO	3x base salary

        Shares counting toward the ownership requirement include: shares owned directly; shares owned jointly by the employee and his or her spouse and/or minor children; shares owned indirectly by a trust for the benefit of the employee, his or her spouse and/or his or her minor children, and the value of common stock underlying the in-the-money value of vested and unexercised stock options. For purposes of meeting the ownership requirement, the in-the-money value of vested stock options is included, net of the supplemental income wage withholding rate and the Medicare tax rate. Until the ownership requirement is met in full, the executive may not sell shares acquired from Aventine's equity compensation programs, other than to satisfy minimum withholding obligations at the time of exercise or settlement or to satisfy the exercise price with respect to an option.

Accounting and Tax Treatment of Awards

        Under Section 162(m) of the Internal Revenue Code of 1985, as amended (the "Code"), publicly held corporations may not take a tax deduction for compensation over $1 million paid to any of the NEOs during any fiscal year. There is an exception for performance-based compensation meeting certain requirements. We strive to preserve the tax deductibility of executive compensation, and we believe our annual and long-term incentive programs are and will continue to qualify as performance-based compensation not subject to any deductibility limits under Section 162(m). However, we may make incentive-based awards not exempt from these limits where such awards are necessary to achieve our human resources objectives and where they will not have a material impact on stockholder value.

        We account for stock-based employee compensation using the fair value based method of accounting described in Statement of Financial Accounting Standards No. 123 (revised 2004 ("FAS 123(R)"), Share-Based Payment. We record the cost of awards with service conditions (i.e., service-vesting stock options) based on the grant-date fair value of the award. The cost of the awards is recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the vesting period). In the event of certain terminations of employment (resignation, termination without cause, etc.), no further compensation cost is recognized and the remaining unvested stock grant is cancelled. We record the cost of awards with performance conditions (i.e., performance-shares) based on per-share grant-date fair value, with the ultimate expense based on the number of shares that are actually earned. This expense is accrued based on our expectation of performance results as of each reporting date, and is being amortized over the performance period.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of the Company with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
Wayne D. Kuhn, Chairman Leigh J. Abramson Arnold M. Nemirow

Summary Compensation Table

        The following table sets forth the total compensation of each of Aventine's NEOs, including the President and CEO and the Chief Financial Officer for the years ended December 31, 2007 and December 31, 2006. The table also includes information for Mr. Gray, who was an executive officer for part of 2007. Mr. Gray is still an employee of Aventine, but was not an executive officer as of December 31, 2007. Mr. Brennan and Mr. Weiland are also still employees of Aventine. They are treated, for purposes of these compensation disclosures, as having been executive officers as of December 31, 2007. They are not, however, executive officers as of the date of this proxy statement.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)			Stock Awards ($)(6) (e)	Option Awards ($)(6) (f)	Non-Equity Incentive Plan Compensation ($)(7) (g)	All Other Compensation ($)(8) (i)	Total (j)

Ronald Miller President & CEO	2007 2006	$353,846 303,848		$	— 144,000	(1)	$44,798 —	$1,108,088 1,142,359	$31,245 88,055	$26,992 33,577	$ $	1,564,969 1,711,839

Ajay Sabherwal Chief Financial Officer	2007 2006	245,654 231,923			— 208,500	(1)(4)	27,066 —	1,558,014 2,510,631	15,184 43,370	21,781 49,631		1,867,699 3,044,055

Daniel Trunfio Chief Operating Officer	2007	230,769	(2)		173,764	(3)	188,733	299,568	14,264	80,344		987,442

William Brennan Chief Accounting & Compliance Officer	2007 2006	177,885 172,885			— 50,000	(1)	18,666 —	651,998 672,163	9,424 27,346	18,711 24,688		876,684 947,082

John Gray VP, Supply & Distribution	2007 2006	175,769 124,231			— 45,000	(5)	18,666 —	507,452 392,360	9,312 20,908	16,397 29,161		727,596 611,660

Jerry Weiland VP, Operations	2007	180,769			—		18,666	255,571	9,577	19,726		484,309

(1)
Includes $144,000, $96,000, and $50,000 for Messrs. Miller, Sabherwal, and Brennan, respectively, in bonuses provided for in the 144A Equity offering for timely filing the Registration Statement and having it declared effective.

(2)
Mr. Trunfio began employment on March 19, 2007 and his compensation is for a partial year.

(3)
Represents Mr. Trunfio's employment signing bonus.

(4)
Includes $112,500 as a final installment for Mr. Sabherwal's employment signing bonus.

(5)
Represents Mr. Gray's employment signing bonus.

(6)
The value shown under "Stock Awards" and "Option Awards" in the table above represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R with respect to each fiscal year, disregarding estimated forfeitures related to service-based vesting conditions. The assumptions and methodology used to determine such amounts are set forth in Footnote 18 in our Notes to Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2007.

(7)
Represents each executive's earned award under our annual bonus program with respect to each performance year. Annual incentives are paid in cash in the first quarter of the year following the performance year (e.g., 2007 bonuses were paid in the first quarter of 2008.) Under the program, a range of earnings opportunity is established for each executive, expressed as percentages of base salary, with defined threshold, target, and stretch payout levels. Threshold payouts are 50% of target, and stretch payouts are 200% of target. The table below illustrates each executive's earnings opportunity as a percentage of base salary under the annual incentive program and the actual bonuses for 2007 performance that were paid on March 7, 2008:

	2007 Annual Incentive Opportunity as % of Base Salary			2007 Bonus Earned
				% of Base Salary
	Threshold	Target	Stretch		$ Value
Miller	25.0	50.0	100.0	8.8	31,245
Sabherwal	17.5	35.0	70.0	6.2	15,184
Trunfio(a)	17.5	35.0	70.0	6.2	14,264
Brennan	15.0	30.0	60.0	5.3	9,424
Gray	15.0	30.0	60.0	5.3	9,312
Weiland	15.0	30.0	60.0	5.3	9,577

  (a)
  Mr. Trunfio commenced employment on March 19, 2007. His bonus has been pro-rated for the amount of time he worked during 2007.

(8)
All Other Compensation for 2007 consisted of:

	401(k) Company Contributions
Executive	Company Matching	Transition Contributions	Profit Sharing	Relocation Expenses	2007 Total
Miller	$13,200	$2,550	$11,242	$—	$26,992
Sabherwal	13,200	—	8,581	—	21,781
Trunfio	2,560	—	—	77,784	80,344
Brennan	12,314	—	6,397	—	18,711
Gray	11,800	—	4,597	—	16,397
Weiland	12,306	1,180	6,240	—	19,726

        Other than employment offer letters for Messrs. Trunfio and Sabherwal, we have no employment or severance agreements in place with any NEO. Additional terms of the employment offer letters of Messrs. Trunfio and Sabherwal relating to payments received upon the termination of employment are discussed below under "Potential Payments Upon Termination or Change in Control."

Employment Offer Letter—Mr. Daniel R. Trunfio, Jr., Chief Operating Officer

        Our employment offer letter to Mr. Daniel R. Trunfio, Jr., dated February 7, 2007, provides for at-will employment. Pursuant to the offer letter, Mr. Trunfio's starting annual base salary was $300,000, and he was eligible for a maximum annual bonus payout of 70% under Aventine's Annual Performance Incentive Plan for performance in 2007. Mr. Trunfio also received a signing bonus of $173,764 (intended to provide him $100,000, net of taxes). Mr. Trunfio is eligible for equity grants in accordance with the Plan, and was granted an initial $1,000,000 in restricted stock and 200,000 non-qualified stock options on March 19, 2007. These grants vest over a five-year period and the options have an exercise price equal to the closing price of Aventine's common stock on the grant date. These awards were provided, in part, to make up for benefits that Mr. Trunfio forfeited from his former employer when he left to join Aventine. Pursuant to the offer letter terms, Mr. Trunfio was granted 50,000 non-qualified stock options on March 19, 2008 and will be granted another 50,000 options on March 19, 2009, each with five-year installment vesting and an exercise price equal to the closing price of Aventine's stock on the grant date. Mr. Trunfio is eligible for benefits under Aventine's relocation policy, and is receiving reasonable temporary living expenses in connection with his permanent relocation. The letter also provides for Mr. Trunfio's participation in Aventine's Long-Term Incentive Plan and in other benefits programs available to employees and to senior executive officers of Aventine.

Employment Offer Letter—Mr. Ajay Sabherwal, Chief Financial Officer

        Our employment offer letter to Mr. Ajay Sabherwal, dated October 14, 2005, provides for at-will employment. Mr. Sabherwal's offer letter specified a starting annual base salary of $225,000 and a guaranteed bonus of $112,500 for 2005. The letter further specified a "target" bonus of 25% of base salary, and a maximum bonus of 50% of base salary under Aventine's Annual Performance Incentive Plan for performance in 2006. Mr. Sabherwal also received a signing bonus of $112,500 and a grant of 433,344 stock options vesting over four years. The letter also specified Mr. Sabherwal's eligibility for participation in benefits programs available to employees and to senior executive officers of Aventine.

2007 Grants of Plan-Based Awards

        The following table sets forth new grants of plan-based awards in 2007:

									All Other Stock Awards: Number of Shares of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
											Exercise or Base Price of Option Awards ($/sh.)
													Grant Date Fair Value of Equity Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald Miller	1/1/2007 5/25/2007	(1) (2)	$88,462	$176,923	$353,846	6,000	12,000	18,000						$207,480
Daniel Trunfio	1/1/2007 3/19/2007 3/19/2007 5/25/2007	(1) (2)	40,385	80,769	161,538	3,625	7,250	10,875	65,531(3)	200,000(4)	$15.26	(4)	$ $ $	1,000,000 1,853,000 125,353
Ajay Sabherwal	1/1/2007 5/25/2007	(1) (2)	42,989	85,979	171,958	3,625	7,250	10,875						$125,353
William Brennan	1/1/2007 5/25/2007	(1) (2)	26,683	53,365	106,731	2,500	5,000	7,500						$86,450
John Gray	1/1/2007 5/25/2007	(1) (2)	26,365	52,731	105,462	2,500	5,000	7,500						$86,450
Jerry Weiland	1/1/2007 5/25/2007	(1) (2)	27,115	54,231	108,462	2,500	5,000	7,500						$86,450

(1)
Represents annual incentive (bonus) opportunity for 2007; earned amounts were paid in cash on March 7, 2008. Actual bonuses earned for 2007 are shown in the Non-Equity Incentive Plan column of the Summary Compensation Table.

(2)
Represents each executive's performance share earnings opportunity for the performance cycle beginning January 1, 2007 and ending January 1, 2010. Performance shares are stock units that will be converted to common shares, to the extent earned, at the end of a three-year performance cycle. Each participant has a target award expressed as a number of shares, with a payout opportunity range of 0% to 150% of the target, depending on our performance in terms of total gallons of ethanol produced during the third year of the performance period. The grant date fair value, in accordance with FAS 123R, reflects the share price on the grant date ($17.29) multiplied by the target number of shares.

(3)
Mr. Trunfio's restricted shares vest in five equal annual installments. This restricted stock award, in combination with an initial grant of stock options, was provided to Mr. Trunfio, in part, to make up for benefits that he forfeited from his former employer when he joined Aventine in March 2007.

(4)
Grant date fair value of stock options was calculated in accordance with FAS 123R using a form of the Black-Scholes option pricing model and the following assumptions: $15.26 current share price and exercise price, 58% volatility, 0% dividend yield, 6.5 year expected term, and 4.57% risk free interest rate. These options become exercisable in equal annual installments on the first five anniversaries of the grant date, or earlier upon a "Change in Control", as defined in the Plan. These options were granted on Mr. Trunfio's date of hire, and have an exercise price which is the closing price of our stock on that date. This option award, in combination with an initial restricted stock award, was provided to Mr. Trunfio, in part, to make up for benefits that he forfeited from his former employer when he left to join Aventine in March 2007.

2007 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth the option awards outstanding for Aventine's NEOs as of December 31, 2007:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)		Option Expiration Date		Number of Shares or Stock Units That Have Not Vested		Market Value of Shares or Stock Units That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Ronald H. Miller	404,629 173,338	190,574 260,006	$ $	0.232 2.918	6/17/2013 9/6/2015	(1) (1)	— —		$	— —	12,000	$153,120
Daniel Trunfio	—	200,000		$15.260	3/19/2017	(1)	65,531	(3)		836,176	7,250	92,510
Ajay Sabherwal	— — — 28,000	108,336 108,336 108,336 112,000	$ $ $ $	4.345 4.345 4.345 22.500	3/15/2009 3/15/2010 3/15/2011 4/4/2016	(2) (2) (2) (1)					7,250	92,510
William J. Brennan	122,487	104,068		$2.359	12/31/2014	(1)					5,000	63,800
John Gray	38,000	152,000		$22.500	4/4/2016	(1)					5,000	63,800
Jerry Weiland	44,940 41,885	— — 41,885	$ $ $	0.232 2.359 2.669	6/17/2013 12/31/2014 6/30/2015	(1) (1) (1)					5,000	63,800

(1)
These stock options have ten-year terms and vest in equal annual installments on the first five anniversaries of the grant date. The vesting schedules for each executive's unexercisable awards are outlined below:

Name	# of Options	Vesting Schedule
Miller	190,574	190,574 options vest on 6/17/08
	260,006	86,669 options vest on each of 9/6/08, 9/6/09, and 9/6/10
Trunfio	200,000	40,000 options vest on each of 3/19/08, 3/19/09, 3/19/10, 3/19/11, and 3/19/12
Sabherwal	112,000	28,000 options vest on each of 4/4/08, 4/4/09, 4/4/10, and 4/4/11
Brennan	104,068	52,034 options vest on each of 12/31/08 and 12/31/09
Gray	152,000	28,000 options vest on each of 4/4/08, 4/4/09, 4/4/10, and 4/4/11
Weiland	41,855	41,855 options vest on 6/30/08
(2)
These options were part of a grant upon joining Aventine of 433,344 options to Mr. Sabherwal that vest in four equal annual installments (25% on 3/15/07, 3/15/08, 3/15/09, and 3/15/10), with the option term equal to one year post-vesting.

(3)
Mr. Trunfio's restricted shares vest in five equal annual installments starting one year from the date of grant of 3/19/07.

(4)
Represents the target number of performance shares outstanding under the 2007-2009 performance cycle. The payout value of these shares is based upon the closing market price of our common stock on December 31, 2007, which was $12.76.

2007 Option Exercises and Stock Vested

        The following table sets forth the stock options exercised for Aventine's NEOs for the year ended December 31, 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Equal on Vesting (#)	Value Realized on Vesting ($)
Ronald H. Miller	30,000	$446,388	—	—
Ajay Sabherwal	88,488	1,011,826	—	—

Pension Benefits and Non-Qualified Deferred Compensation

        We do not maintain any pension benefit plans or nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

        The table below reflects the amount of compensation payable to each of the NEOs in the event of a termination related to a change in control, as a result of the accelerated vesting of unvested stock options, restricted shares, and performance shares. The amounts shown assume termination was effective December 31, 2007 and assume a share price of $12.76, our closing share price on December 31, 2007, the last trading day of the calendar year.

NEO	Accelerated Vesting of Unvested Equity Compensation*
Ronald H. Miller	$5,099,610
Daniel Trunfio	928,686
Ajay Sabherwal	2,827,452
William J. Brennan	1,146,211
John R. Gray	63,800
Jerry Weiland	486,462

*
Represents the intrinsic value of unvested stock options, unvested restricted shares (in the case of Mr. Trunfio), and the value of the target number of performance shares granted in 2007, as of December 31, 2007, based on a share price of $12.76, our closing price on December 31, 2007.

        Upon termination with cause, all options will be immediately forfeited. Upon termination due to death or disability, vested options will remain exercisable for the earlier of one year or their original expiration date, and unvested options will be forfeited. For all other terminations, vested options would remain exercisable for the earlier of 90 days or their original expiration date, and unvested options will be forfeited.

        In the event of termination due to death, disability, or approved retirement, or in the event of a change in control of the Company, the vesting of Mr. Trunfio's unvested restricted shares will accelerate.

        In the event of a change in control of the Company, if the successor organization does not assume or replace performance shares awarded under the Plan, or if the executive is involuntarily terminated without cause or voluntarily terminates for good reason within 24 months of the transaction, the target number of performance shares is deemed to have been earned. In the event of termination due to death, disability or approved retirement, the Compensation Committee has the discretion to allow the participant (or his or her estate) to receive a pro-rated award based on the time worked during the performance period. In this case, any award would be paid out based on actual results at the same time other participants receive their earned awards. In the case of all other terminations, unearned performance shares would be forfeited.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The members of the Board, our executive officers and persons who hold more than ten percent of our Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports of beneficial ownership and changes in beneficial ownership of our equity securities and to furnish us with copies of all reports they file. Based solely upon our review of the copies of such reports received by us and written representations from our executive officers and directors, we believe that, for the fiscal year ended December 31, 2007, all required reports were filed timely.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board reviews and approves the scope of the audit performed by our independent auditors and our accounting principles and internal accounting controls. The Audit Committee is composed of three independent directors, and operates under a written charter adopted and approved by the Board. The Board has determined that Messrs. Hakimi, Derbes and Nemirow are financially literate within the meaning of the SEC regulations and the listing standards of the NYSE. The Board has also determined that Messrs. Hakimi and Derbes are each qualified as an audit committee financial expert within the meaning of the regulations of the SEC and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

        The Audit Committee reviews Aventine's financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young LLP ("E&Y"), Aventine's independent registered public accounting firm for 2007, is responsible for expressing opinions on the conformity of Aventine's audited financial statements with generally accepted accounting principles.

        In this context, the Audit Committee reviewed and discussed with management and E&Y the audited financial statements for the year ended December 31, 2007. The Audit Committee has discussed with E&Y the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. E&Y has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with E&Y that firm's independence. The Audit Committee also concluded that E&Y's provision of audit and non-audit services to Aventine and its affiliates is compatible with E&Y's independence.

        Based on the considerations referred to above, the Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K for the year ended December 31, 2007. This report is provided by the following independent directors, who constitute the Audit Committee:

Submitted by the Audit Committee
Farokh S. Hakimi (Chairman) Richard A. Derbes Arnold M. Nemirow

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        The Audit Committee has selected E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The Board and the Audit Committee recommend that the stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of Aventine and its stockholders. Representatives of E&Y are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and be available to respond to appropriate questions. THE BOARD AND THE AUDIT COMMITTEE RECOMMEND A VOTE "FOR" THIS PROPOSAL.

Principal Accounting Firm Fees

        Fees (including reimbursement for out-of-pocket expenses) paid to our independent registered public accounting firm for services in 2007 and 2006 were as follows:

	Audit Fees	Audit- Related Fees	Tax Fees	All Other Fees
2007
E&Y	$1,495,395	$39,467	$168,453	$—
2006
E&Y	$1,304,000	$222,000	$160,000	$—

        Audit Fees include fees for the audit of the annual financial statements, audit of the effectiveness of internal control over financial reporting, reviews of the related quarterly statements, audit of the financial statements of a subsidiary, and related SEC, IPO and other filings.

        Audit-Related Fees include fees for accounting and reporting assistance, assistance related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and audit-related work in connection with employee benefit plans of Aventine.

        Tax Fees include fees related to tax advisory and tax compliance services.

        The Audit Committee considers the compatibility of non-audit services by its independent registered public accounting firm.

Audit Committee's Pre-Approval Policies and Procedures

        The Audit Committee has adopted an Audit and Non-Audit Services Approval Policy that requires the Audit Committee to pre-approve audit and non-audit services provided by Aventine's independent registered public accounting firm. Since the formation of the Audit Committee in 2006, 100% of such fees have been pre-approved by the Audit Committee. There was no Audit Committee prior to Aventine's initial public offering on June 28, 2006. The Audit Committee will review such services and approve only those services that are consistent with the SEC's rules on auditor independence.

OTHER BUSINESS

        Aventine knows of no other matters to be submitted at the Annual Meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the Annual Meeting.

Delivery of Documents to Security Holders Sharing an Address

        In accordance with notices that we sent to certain stockholders, we are sending only one copy of our Annual Report and Proxy Statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding", is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

        If you received a household mailing this year and you would like to have additional copies of our Annual Report and/or Proxy Statement mailed to you, or would like to opt out of this practice for future mailings, please submit your request to:

  Aventine Renewable Energy Holdings, Inc.
  c/o Investor Relations
  120 North Parkway
  PO Box 1800
  Pekin, IL 61555-1800

or call investor relations at (309) 347-9709. We will promptly send additional copies of the Annual Report and/or Proxy Statement upon receipt of such request. You may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT THE NEXT ANNUAL MEETING

        In order for a stockholder proposal to be considered for inclusion in the proxy statement for our 2009 Annual Meeting of Stockholders, such proposal must be received by us at our principal executive offices no later than December 5, 2008, which is 120 calendar days prior to the anniversary of the mailing date of this proxy statement. In accordance with the rules of the SEC, we may exclude from the proxy statement any proposals that are not timely. Alternatively, in accordance with our By-laws, any stockholder may bring a proposal directly before the 2009 Annual Meeting of Stockholders if the stockholder (a) is a stockholder of record on the date of giving of the notice for the meeting (b) is a stockholder entitled to vote at the annual meeting and (c) has given timely written notice of the business in proper written form required by our By-laws, to our Corporate Secretary. In order to be timely, notice of the proposal must be delivered to or mailed and received at our principal executive offices not earlier than January 2, 2009 or later than February 1, 2009. In the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 10 days following the date on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

        In addition, our By-laws provide that only persons who are nominated in accordance with the procedures set forth in our By-laws shall be eligible to serve as Directors.

        For a stockholder to properly submit a director nominee, a stockholder must:

  •
  Be a stockholder of record at the time of the giving of the notice for the meeting;

  •
  Be entitled to vote at the meeting; and

  •
  Have given timely notice in proper written form to our Corporate Secretary.

        To be in proper written form, a stockholder's notice to the Corporate Secretary must be accompanied by a written consent of each proposed nominee being named as a nominee and to serve as a director if elected and must set forth:

  •
  As to each person whom the stockholder proposes to nominate for election as a director:

  •
  The name, age, business address and residence address of the person;

  •
  The principal occupation or employment of the person;

  •
  The class and number of shares of our capital stock that are beneficially owned by the person; and

  •
  Any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14a of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder.

  •
  As to the stockholder giving notice:

  •
  the name and address of such stockholder;

  •
  the class and number of shares of our capital stock that are beneficially owned by such stockholder; and

  •
  a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, and any other material interest of the stockholder in such circumstances.

By Order of the Board of Directors

Bobby Latham Chairman of the Board of Directors

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2008

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Lynn Landman and William Brennan as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Aventine Renewable Energy Holdings, Inc. held of record by the undersigned on March 31, 2008, at the Annual Meeting of Stockholders to be held at the Embassy Suites East Peoria Hotel & Conference Center, 100 Conference Center Drive, East Peoria, IL 61611, on May 2, 2008, at 1:00 p.m., central time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

May 2, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

00003333000000001000 1	050208

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1. Election of Directors
		FOR	AGAINST	ABSTAIN
	a. Leigh J. Abramson	☐	☐	☐

	b. Wayne D. Kuhn	☐	☐	☐

	c. Ronald H. Miller	☐	☐	☐

	2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors through the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” all of the nominees listed in proposal 1 and “FOR” proposal 2.

	Please check this box if you plan to attend the annual meeting.	☐

To change the address on your account, please check the box at right and Indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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TABLE OF CONTENTS
  INFORMATION CONCERNING THE SOLICITATION AND VOTING
  Record Date, Voting and Revocability of Proxies
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
  Information Regarding Nominees
  Nominees for Election as Class III Directors
  Independence
  Director Compensation
  Director Ownership Policies
  Related Person Transactions
  Executive Sessions and Lead Director
  Communications to the Board of Directors, the Committees and the Non-Management Directors
  The Director Nomination Process
EXECUTIVE COMPENSATION
  Compensation Discussion and Analysis
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING